Exhibit (a)(1)(J)

To:

From:

Subject:	Confirmation of Election to Participate in the Cardinal Health, Inc. Stock Option Exchange Program

Date:

Your Cardinal Health, Inc. Stock Option Exchange Program election has been recorded as follows:

Eligible Option					Exchange Ratio	New Option		Election
Grant ID	Type	Grant Date	Exercise Price	# of Shares Subject to Eligible Option		Type	# of Shares Subject to New Option
015289	Non-Qualified	Nov 20, 2000	$66.08	1,049	53.81	Non-Qualified	41	Yes
e0021660	Non-Qualified	Nov 18, 2002	$67.90	1,609	8.81	Non-Qualified	232	Yes
0000000007603	Non-Qualified	Sep 02, 2005	$58.88	5,623	5.97	Non-Qualified	1,152	Yes
0000000009951	Non-Qualified	Aug 15, 2007	$67.26	2,638	5.38	Non-Qualified	571	Yes

If the above is not your intent, please log in to the offer website to change your election before the offer expires. The offer is scheduled to expire at 11:59 p.m. Eastern Time on Friday, July 17, 2009. If you wish to change or withdraw your election, your new election must be received prior to the expiration of the offer. To access the offer website, use the following link: https://cardinalhealth.equitybenefits.com.

If you have questions, please telephone Stock & Option Solutions toll-free at 1-800-936-5340 (from within the United States and Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email them at StockOptionExchangeProgram@cardinalhealth.com.